Exhibit 99.1

For Immediate Release

HOSPIRA REPORTS FOURTH-QUARTER AND FULL-YEAR 2011
RESULTS

— Provides Sales and Earnings Projections for 2012 —

LAKE FOREST, Ill., Feb. 14, 2012 — Hospira, Inc. (NYSE: HSP), the world’s leading provider of injectable drugs and infusion technologies, today reported results for the fourth quarter and full year ended Dec. 31, 2011. For the fourth quarter of 2011, net sales were $1.0 billion, and adjusted* diluted earnings per share were $0.51. For full-year 2011, net sales were $4.1 billion, and adjusted* diluted earnings per share were $3.04. (Adjusted* measures exclude certain specified items as described later in this press release and the attached schedules.)

“While 2011 was a challenging year as a result of our quality transformation efforts, we met our revised financial expectations, generating over $4 billion in sales, and advanced our remediation efforts,” said F. Michael Ball, chief executive officer. “We made significant progress on many fronts during the year, including the launch in the United States of two important oncolytic products and an anti-infective drug, as well as initiating the Phase III U.S. clinical program for our biosimilar erythropoietin. We remain firmly committed to reinforcing our foundation and instilling a culture of high quality throughout the organization, actions we believe will create a strong competitive advantage for Hospira and position us for sustainable, long-term growth and increased shareholder value.”

Fourth-Quarter 2011 Results
The following table highlights selected financial results for the fourth quarter of 2011 compared to the same period in 2010:

In $ millions, except per share	GAAP Three Months Ended Dec. 31,		%	Adjusted* Three Months Ended Dec. 31,		%
amounts	2011	2010	Change	2011	2010	Change
Net Sales	$1,014.0	$992.1	2.2%	n/a	n/a	n/a
Gross Profit (Net Sales less Cost of Products Sold)	$281.2	$347.9	(19.2)%	$344.5	$388.1	(11.2)%
(Loss) Income from Operations	$(212.3)	$53.6	nm	$110.8	$141.6	(21.8)%
Diluted (Loss) Earnings per Share	$(1.30)	$0.36	nm	$0.51	$0.77	(33.8)%
Statistics (as a % of Net Sales)
Gross Profit (Net Sales less Cost of Products Sold)	27.7%	35.1%		34.0%	39.1%
(Loss) Income from Operations	(20.9)%	5.4%		10.9%	14.3%

Results under U.S. Generally Accepted Accounting Principles (GAAP) include items as detailed in the schedules attached to this press release.

Net sales increased 2.2 percent to $1.0 billion in the fourth quarter of 2011, compared to $992 million in the fourth quarter of 2010. Continued strong net sales of the oncolytic docetaxel in the United States, as well as several other Specialty Injectable Pharmaceutical products, contributed to the increase. Partially offsetting the growth was the continued impact on net sales of certain quality actions the company undertook to improve the global status of its regulatory compliance, including responding to the U.S. Food and Drug Administration (FDA) observations and warning letter related to the company’s manufacturing facility in Rocky Mount, N.C.

Adjusted* income from operations decreased 21.8 percent to $111 million in the fourth quarter of 2011, compared to $142 million in the fourth quarter of 2010. The decrease primarily reflects the impact of charges and costs associated with certain quality actions and inventory losses.

Full-Year 2011 Results
The following table highlights selected financial results for the full-year 2011 compared to the same period in 2010:

In $ millions, except per share	GAAP Year Ended Dec. 31,		%	Adjusted* Year Ended Dec. 31,		%
amounts	2011	2010	Change	2011	2010	Change
Net Sales	$4,057.1	$3,917.2	3.6%	n/a	n/a	n/a
Gross Profit (Net Sales less Cost of Products Sold)	$1,397.6	$1,514.4	(7.7)%	$1,563.5	$1,666.0	(6.2)%
Income from Operations	$56.8	$519.2	(89.1)%	$668.6	$783.9	(14.7)%
Diluted (Loss) Earnings per Share	$(0.06)	$2.11	(102.8)%	$3.04	$3.31	(8.2)%
Statistics (as a % of Net Sales)
Gross Profit (Net Sales less Cost of Products Sold)	34.4%	38.7%		38.5%	42.5%
Income from Operations	1.4%	13.3%		16.5%	20.0%

Net sales increased 3.6 percent to $4.1 billion for the year ended Dec. 31, 2011. Strong net sales of Specialty Injectable Pharmaceuticals were offset by the impact of the pharmaceutical quality-improvement actions and device-quality issues.

Adjusted* income from operations decreased 14.7 percent to $669 million for the full year of 2011, compared to $784 million for the full year of 2010. The decline was a result of certain quality actions and inventory losses, as well as a difficult year-over-year margin contribution comparison, driven by strong margin contribution from U.S. net sales of the oncolytic oxaliplatin in 2010, which were only partially offset by U.S. sales of docetaxel in 2011 due to the joint-venture arrangement related to the production of docetaxel.

Cash Flow
Cash flow from operations for the full-year 2011 was $434 million, compared to the $315 million in 2010. The increase is a result of lower investments in working capital, offset by lower net income in 2011. Working capital in 2010 was largely affected by the timing of receivable collections and chargeback payments related to U.S. sales of oxaliplatin. In addition, in 2010 the company made a discretionary contribution to the company’s U.S. pension plan.

Capital expenditures were $291 million for the full year, compared to $209 million in 2010, with the majority of additional expenditure in 2011 related to the company’s capacity expansion initiatives in Vizag, India.

2012 Projections
Hospira expects net sales change for full-year 2012 to be in a range of negative 1 percent to positive 2 percent on a constant-currency basis. The company expects foreign exchange to detract from results by a negative 1 percent, based on current exchange rates.

Adjusted* diluted earnings per share for 2012 are expected to be in the range of $2.00 to $2.30. The decline relative to the adjusted* diluted earnings per share for 2011 is mainly due to the expected full-year impact of the company’s quality-improvement actions as well as increased research and development (R&D) spending in support of the company’s global portfolio expansion initiatives. The mid to upper end of the 2012 adjusted* diluted earnings per share projection assumes a gradual improvement in productivity levels at the company’s Rocky Mount facility in the second half of the year, as a result of progress related to the company’s quality transformation initiatives.

The reconciliation between the projected 2012 adjusted* diluted earnings per share and GAAP diluted earnings per share follows:

Diluted earnings per share — adjusted*	$2.00 - $2.30

Estimated amortization of intangible assets related to certain acquisitions (mid-point of an estimated range of $0.28 to $0.32 per diluted share)	$(0.30)

Estimated charges for certain quality and product-related matters (mid-point of an estimated range of $0.50 to $0.62 per diluted share)	$(0.56)

Estimated charges related to capacity expansion (mid-point of an estimated range of $0.09 to $0.11 per diluted share)	$(0.10)

Diluted earnings per share — GAAP	$1.04 - $1.34

The adjusting items are shown net of tax in aggregate of $86 million, which is calculated for the specified adjustments stated above, based on the statutory tax rates in the various tax jurisdictions in which the items are expected to occur.

The company projects that cash flow from operations in 2012 will be between $575 million and $625 million. Depreciation and amortization is expected to be between $240 million and $260 million. Capital expenditures are projected to range between $350 million and $400 million.

“While resolving the quality-related issues entails challenges in 2012, we believe that the quality-improvement process will make Hospira an even stronger, more competitive global company,” said Ball. “We will also continue investing in Hospira’s growth opportunities in 2012.  Reinforcing Hospira’s foundation and driving growth will best position Hospira to serve the needs of our customers and patients, and deliver strong value to our shareholders.”

*Use of Non-GAAP Financial Measures
Adjusted measures used in this press release are reconciled to the most comparable measures calculated in accordance with GAAP in the schedules attached to this release.For more information regarding these non-GAAP financial measures, please see Hospira’s Current Report on Form 8-K furnished to the Securities and Exchange Commission on the date of this press release.

Webcast/Complementary Material
Hospira will hold a conference call for investors and media at 8 a.m. Central time on Tuesday, Feb. 14, 2012. A live webcast of the conference call will be available on Hospira’s website at www.hospirainvestor.com. Listeners should log on approximately 10 minutes in advance to ensure proper setup for receiving the webcast. In addition, complementary information will be available on the presentations page of the Investor Relations website at the beginning of the conference call. A replay will be available on the Hospira website for 30 days following the call.

About Hospira
Hospira, Inc. is the world’s leading provider of injectable drugs and infusion technologies. Through its broad, integrated portfolio, Hospira is uniquely positioned to Advance Wellness™ by improving patient and caregiver safety while reducing healthcare costs. The company is headquartered in Lake Forest, Ill., and has approximately 15,000 employees. Learn more at www.hospira.com.

Private Securities Litigation Reform Act of 1995 —
A Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including projections of certain measures of Hospira’s results of operations; projections of certain charges, expenses, and cash flow; and other statements regarding Hospira’s goals, plans and strategy. Hospira cautions that these forward-looking statements are subject to risks and uncertainties, including adequate and sustained progress on the company’s quality initiatives, that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, regulatory, legal, technological, manufacturing supply, quality and other factors that may affect Hospira’s operations and may cause actual results to be materially different from expectations include the risks, uncertainties and factors discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Hospira’s latest Annual Report on Form 10-K and subsequent Forms 10-Q, filed with the Securities and Exchange Commission, which are incorporated by reference. Hospira undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

Contacts:

Media	Financial Community
Stacey Eisen	Karen King
(224) 212-2276	(224) 212-2711

Media	Financial Community
Tareta Adams	Ruth Venning
(224) 212-2535	(224) 212-2774

###

Hospira, Inc.

Condensed Consolidated Statements of (Loss) Income

(Unaudited)

(dollars and shares in millions, except for per share amounts)

	Three Months Ended December 31,
	2011	2010	% Change
Net sales	$1,014.0	$992.1	2.2%

Cost of products sold	732.8	644.2	13.8%
Restructuring, impairment and (gain) on disposition of assets, net	14.6	23.5	(37.9)%
Goodwill impairment	245.2	—	nm
Research and development	66.8	103.2	(35.3)%
Selling, general and administrative	166.9	167.6	(0.4)%
Total operating costs and expenses	1,226.3	938.5	30.7%
(Loss) Income From Operations	(212.3)	53.6	nm

Interest expense	22.4	27.0	(17.0)%
Other (income) expense, net	(3.2)	4.3	(174.4)%
(Loss) Income Before Income Taxes	(231.5)	22.3	nm

Income tax benefit	(10.1)	(28.5)	(64.6)%
Equity income from affiliates, net	(7.4)	(9.8)	(24.5)%
Net (Loss) Income	$(214.0)	$60.6	nm

(Loss) Earnings Per Common Share:
Basic	$(1.30)	$0.36	nm
Diluted	$(1.30)	$0.36	nm

Weighted Average Common Shares Outstanding:
Basic	164.5	167.0	(1.5)%
Diluted	164.5	170.1	(3.3)%

Adjusted Gross Profit (1)(2)	$344.5	$388.1	(11.2)%
Adjusted Income From Operations (1)	$110.8	$141.6	(21.8)%
Adjusted Net Income (1)	$85.0	$131.0	(35.1)%
Adjusted Diluted Earnings Per Share (1)	$0.51	$0.77	(33.8)%

Statistics (as a % of net sales, except for income tax rate):

	GAAP Three Months Ended December 31,		Adjusted (1) Three Months Ended December 31,
	2011	2010	2011	2010
Gross Profit (2)	27.7%	35.1%	34.0%	39.1%
(Loss) Income From Operations	(20.9)%	5.4%	10.9%	14.3%
Net (Loss) Income	(21.1)%	6.1%	8.4%	13.2%
Income Tax Rate	4.4%	(127.8)%	15.2%	(1.8)%

(1) Adjusted financial measures exclude certain specified items as described and reconciled to comparable GAAP financial measures in the Reconciliation of GAAP to Non-GAAP Financial Measures contained in this press release.

(2) Gross profit is defined as Net sales less Cost of products sold. Adjusted gross profit excludes certain specified items, as indicated in the previous footnote.

nm - Percentage change is not meaningful.

Hospira, Inc.

Condensed Consolidated Statements of (Loss) Income

(Unaudited)

(dollars and shares in millions, except for per share amounts)

	Years Ended December 31,
	2011	2010	% Change
Net sales	$4,057.1	$3,917.2	3.6%

Cost of products sold	2,659.5	2,402.8	10.7%
Restructuring, impairment and (gain) on disposition of assets, net	44.5	19.7	125.9%
Goodwill impairment	400.2	—	nm
Research and development	258.8	300.5	(13.9)%
Selling, general and administrative	637.3	675.0	(5.6)%
Total operating costs and expenses	4,000.3	3,398.0	17.7%
Income From Operations	56.8	519.2	(89.1)%

Interest expense	93.1	101.1	(7.9)%
Other (income) expense, net	(9.2)	38.8	(123.7)%
(Loss) Income Before Income Taxes	(27.1)	379.3	(107.1)%

Income tax expense	27.9	34.3	(18.7)%
Equity income from affiliates, net	(45.6)	(12.2)	273.8%
Net (Loss) Income	$(9.4)	$357.2	(102.6)%

(Loss) Earnings Per Common Share:
Basic	$(0.06)	$2.15	(102.8)%
Diluted	$(0.06)	$2.11	(102.8)%

Weighted Average Common Shares Outstanding:
Basic	165.5	166.0	(0.3)%
Diluted	165.5	169.5	(2.4)%

Adjusted Gross Profit (1)(2)	$1,563.5	$1,666.0	(6.2)%
Adjusted Income From Operations (1)	$668.6	$783.9	(14.7)%
Adjusted Net Income (1)	$510.3	$560.5	(9.0)%
Adjusted Diluted Earnings Per Share (1)	$3.04	$3.31	(8.2)%

Statistics (as a % of net sales, except for income tax rate):

	GAAP Years Ended December 31,		Adjusted (1) Years Ended December 31,
	2011	2010	2011	2010
Gross Profit (2)	34.4%	38.7%	38.5%	42.5%
Income From Operations	1.4%	13.3%	16.5%	20.0%
Net (Loss) Income	(0.2)%	9.1%	12.6%	14.3%
Income Tax Rate	(103.0)%	9.0%	20.5%	20.5%

(1) Adjusted financial measures exclude certain specified items as described and reconciled to comparable GAAP financial measures in the Reconciliation of GAAP to Non-GAAP Financial Measures contained in this press release.

(2) Gross profit is defined as Net sales less Cost of products sold. Adjusted gross profit excludes certain specified items, as indicated in the previous footnote.

nm - Percentage change is not meaningful.

Hospira, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

(dollars in millions, except for per share amounts)

Three months ended December 31, 2011 Reconciliation of GAAP to Non-GAAP Financial Measures:

	Gross Profit (1)	(Loss) Income From Operations	Net (Loss) Income (2)	Diluted EPS
GAAP financial measures	$281.2	$(212.3)	$(214.0)	$(1.30)
Specified item:
Amortization of certain intangible assets (A)	21.7	21.7	15.3	0.09
Certain quality and product related charges (B)	39.3	39.3	24.6	0.15
Capacity expansion related charges (C)	2.3	2.3	1.5	0.01
Impairment of certain assets (D)	—	14.6	13.6	0.08
Goodwill Impairment (E)	—	245.2	244.0	1.48
Adjusted financial measures (3)	$344.5	$110.8	$85.0	$0.51

GAAP results for the three months ended December 31, 2011 include:
(A)

Amortization of certain intangible assets reported in Cost of products sold resulting from acquisitions including Mayne Pharma Limited (“Mayne Pharma”), Javelin Pharmaceuticals, Inc. (“Javelin Pharma”) and a generic injectable business by Hospira Healthcare India Private Limited (“Hospira India”).

(B)

Certain quality and product related charges reported in Cost of products sold primarily include third party oversight and consulting costs, reduced production volume related costs directly associated with Hospira’s response to the United States Food and Drug Administration (“FDA”) and charges related to Hospira’s comprehensive device product review.

(C)	Capacity expansion related charges reported in Cost of products sold include start-up charges related to manufacturing capacity expansion in India.
(D)

Impairment of certain assets reported in Restructuring, impairment and (gain) on disposition of assets, net resulting from intangible asset impairments of $7.5 million and equipment impairment of $7.1 million.

(E)	Goodwill impairment related to the Europe, Middle East & Africa (“EMEA”) reporting unit of $74.1 million and the Asia Pacific (“APAC”) reporting unit of $171.1 million.

Three months ended December 31, 2010 Reconciliation of GAAP to Non-GAAP Financial Measures:

	Gross Profit (1)	Income From Operations	Net Income (2)	Diluted EPS
GAAP financial measures	$347.9	$53.6	$60.6	$0.36
Specified items:
Project Fuel and related charges (A)	4.3	11.4	9.2	0.05
Facilities Optimization charges (B)	2.8	7.7	4.9	0.03
Amortization of certain intangible assets (C)	19.4	19.4	13.3	0.08
Certain quality and product related charges (D)	13.4	13.4	8.1	0.05
Acquisition and integration-related charges (E)	0.3	2.1	1.4	—
Impairment of certain assets (F)	—	12.7	20.4	0.12
Research and development charge (G)	—	21.3	13.1	0.08
Adjusted financial measures (3)	$388.1	$141.6	$131.0	$0.77

GAAP results for the three months ended December 31, 2010 include:
(A)

Project Fuel and related charges: $4.3 million reported in Cost of products sold, $5.7 million reported in Restructuring, impairment and (gain) on disposition of assets, net and $1.4 million reported in Selling, general and administrative. Project Fuel initiatives include costs for process optimization implementation, severance and other employee benefits, exit costs, and other asset charges.

(B)

Facilities Optimization charges: $2.8 million reported in Cost of products sold, $5.1 million reported in Restructuring, impairment and (gain) on disposition of assets, net and $(0.2) million reported in Research and development. These charges relate to facilities optimization from the closure or departure from certain manufacturing and research and development (“R&D”) facilities and include costs for severance and other employee benefits, accelerated depreciation and relocation of production and R&D operations.

(C)	Amortization of certain intangible assets reported in Cost of products sold resulting from acquisitions including Mayne Pharma, Javelin Pharma and a generic injectable business by Hospira India.
(D)

Certain quality and product related charges reported in Cost of products sold primarily include third party oversight and consulting costs, reduced production volume related costs directly associated with Hospira’s response to the FDA and charges related to Hospira’s comprehensive device product review.

(E)

Acquisition and integration-related charges: $0.3 million reported in Cost of products sold, $1.4 million reported in Research and development and $0.4 million reported in Selling, general and administrative. These charges include acquisition and integration costs resulting from acquisitions including Javelin Pharma and a generic injectable business by Hospira India.

(F)

Impairment of certain assets: $12.7 million reported in Restructuring, impairment and (gain) on disposition of assets, net for impairment of an intangible asset and $8.8 million reported in Other income, net for impairment of cost-method investments.

(G)

Research and development charge resulting from an initial payment related to an agreement and corresponding milestone reached for development of a hematology product that has not yet achieved regulatory approval.

(1)	Gross profit is defined as Net sales less Cost of products sold.
(2)

Adjusted Net Income is shown net of tax of $24.1 million and $26.4 million for the three months ended December 31, 2011 and 2010, respectively, based on the statutory tax rates in the various tax jurisdictions in which the items occurred.

(3)

The Non-GAAP financial measures contained in this press release (including adjusted gross profit, adjusted income from operations, adjusted net income and adjusted diluted Earnings Per Share) adjust for certain specified items. All Non-GAAP financial measures are intended to supplement the applicable GAAP measures and should not be considered in isolation from, or a replacement for, financial measures prepared in accordance with GAAP. Refer to Hospira’s filing on Form 8-K filed on February 14, 2012 for additional information.

Hospira, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

(dollars in millions, except for per share amounts)

Year ended December 31, 2011 Reconciliation of GAAP to Non-GAAP Financial Measures:

	Gross Profit (1)	Income From Operations	Net (Loss) Income(2)	Diluted EPS
GAAP financial measures	$1,397.6	$56.8	$(9.4)	$(0.06)
Specified items:
Project Fuel and related charges (A)	5.0	9.6	6.3	0.04
Facilities Optimization charges (B)	0.8	1.1	0.7	0.01
Amortization of certain intangible assets (C)	80.3	80.3	55.4	0.33
Certain quality and product related charges (D)	76.0	76.0	47.4	0.29
Capacity expansion related charges (E)	3.8	3.8	2.5	0.02
Other restructuring charges (F)	—	7.8	5.8	0.04
Impairment of certain assets (G)	—	33.0	26.0	0.16
Goodwill impairment (H)	—	400.2	395.3	2.39
Settlement of IRS tax audit benefit (I)	—	—	(19.7)	(0.12)
Diluted shares impact				(0.06)
Adjusted financial measures (3)	$1,563.5	$668.6	$510.3	$3.04

GAAP results for the year ended December 31, 2011 include:
(A)

Project Fuel and related charges: $5.0 million reported in Cost of products sold, $3.4 million reported in Restructuring, impairment and (gain) on disposition of assets, net and $1.2 million reported in Selling, general and administrative. Project Fuel initiatives include costs for process optimization implementation, severance and other employee benefits, exit costs, and other asset charges.

(B)

Facilities Optimization charges: $0.8 million reported in Cost of products sold and $0.3 million reported in Restructuring, impairment and (gain) on disposition of assets, net. These charges relate to facilities optimization from the closure or departure from certain manufacturing and R&D facilities and include costs for severance and other employee benefits, accelerated depreciation and relocation of production and R&D operations.

(C)	Amortization of certain intangible assets reported in Cost of products sold resulting from acquisitions including Mayne Pharma, Javelin Pharma and a generic injectable business by Hospira India.
(D)

Certain quality and product related charges reported in Cost of products sold primarily include third party oversight and consulting costs, reduced production volume related costs directly associated with Hospira’s response to the FDA and charges related to Hospira’s comprehensive device product review.

(E)	Capacity expansion related charges reported in Cost of products sold include start-up charges related to manufacturing capacity expansion in India.
(F)	Other restructuring charges reported in Restructuring, impairment and (gain) on disposition of assets, net for distribution contract termination charges related to certain Latin America operations.
(G)

Impairment of certain assets reported in Restructuring, impairment and (gain) on disposition of assets, net, resulting from intangible asset impairments of $25.9 million and equipment impairment of $7.1 million.

(H)	Goodwill impairment related to the EMEA reporting unit of $229.1 million and the APAC reporting unit of $171.1 million.
(I)	Settlement of IRS tax audit benefit reported in Income tax expense. This discrete income tax benefit is related to the completion and effective settlement of U.S. tax return audits.

Year ended December 31, 2010 Reconciliation of GAAP to Non-GAAP Financial Measures:

	Gross Profit (1)	Income From Operations	Net Income (2)	Diluted EPS
GAAP financial measures	$1,514.4	$519.2	$357.2	$2.11
Specified items:
Project Fuel and related charges (A)	16.4	27.8	15.7	0.09
Facilities Optimization charges (B)	10.0	16.9	11.2	0.07
Amortization of certain intangible assets (C)	70.0	70.0	47.7	0.28
Certain quality and product related charges (D)	54.3	54.3	33.8	0.20
Acquisition and integration-related charges (E)	0.9	20.2	12.8	0.07
Impairment of certain assets (F)	—	12.7	20.4	0.12
Research and development charges (G)	—	48.8	30.3	0.18
Litigation settlement and related charges (H)	—	14.0	8.5	0.05
Loss on early debt extinguishment (I)	—	—	22.9	0.14
Adjusted financial measures (3)	$1,666.0	$783.9	$560.5	$3.31

GAAP results for the year ended December 31, 2010 include:
(A)

Project Fuel and related charges: $16.4 million reported in Cost of products sold, $11.3 million reported in Restructuring, impairment and (gain) on disposition of assets, net, $0.3 million reported in Research and development and $11.2 million reported in Selling, general and administrative. Project Fuel initiatives include costs for process optimization implementation, severance and other employee benefits, exit costs, accelerated depreciation and other asset charges. These charges are offset by a $11.4 million gain reported in Restructuring, impairment and (gain) on disposition of assets, net related to the disposal of the non-strategic net assets associated with the Wasserburg, Germany, facility.

(B)

Facilities Optimization charges: $10.0 million reported in Cost of products sold, $7.1 million reported in Restructuring, impairment and (gain) on disposition of assets, net and $(0.2) million reported in Research and development. These charges relate to facilities optimization from the closure or departure from certain manufacturing and R&D facilities and include costs for severance and other employee benefits, accelerated depreciation and relocation of production and R&D operations.

(C)	Amortization of certain intangible assets reported in Cost of products sold resulting from acquisitions including Mayne Pharma, Javelin Pharma and a generic injectable business by Hospira India.
(D)

Certain quality and product related charges reported in Cost of products sold primarily include third party oversight and consulting costs, reduced production volume related costs and penalties for failure to supply certain product to customers. These charges are directly associated with Hospira’s response to the FDA Warning Letter received in April 2010.

(E)

Acquisition and integration-related charges: $0.9 million reported in Cost of products sold, $5.1 million reported in Research and development and $14.2 million reported in Selling, general and administrative. These charges include acquisition and integration costs resulting from acquisitions including Javelin Pharma and a generic injectable business by Hospira India.

(F)

Impairment of certain assets: $12.7 million reported in Restructuring, impairment and (gain) on disposition of assets, net for impairment of an intangible asset and $8.8 million reported in Other expense, net for impairment of cost-method investments.

(G)

Research and development charges resulting from initial payments related to agreements and corresponding milestones reached for development of a long-acting local anesthetic and a hematology product that have not yet achieved regulatory approval.

(H)	Litigation settlement and related charges reported in Selling, general and administrative.
(I)	Loss on early debt extinguishment of $36.8 million reported in Other (income) expense, net.

(1)	Gross profit is defined as Net sales less Cost of products sold.
(2)

Adjusted Net Income is shown net of tax of $72.4 million and $106.8 million, exclusive of the 2011 tax audit settlement, for the years ended December 31, 2011 and 2010, respectively, based on the statutory tax rate in the various tax jurisdictions which the adjustments occurred.

(3)

The Non-GAAP financial measures contained in this press release (including adjusted gross profit, adjusted income from operations, adjusted net income and adjusted diluted Earnings Per Share) adjust for certain specified items. All Non-GAAP financial measures are intended to supplement the applicable GAAP measures and should not be considered in isolation from, or a replacement for, financial measures prepared in accordance with GAAP. Refer to Hospira’s filing on Form 8-K filed on February 14, 2012 for additional information.

Hospira, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(dollars in millions)

	December 31,	December 31,
	2011	2010
Assets

Current Assets:
Cash and cash equivalents	$597.5	$604.3
Trade receivables, less allowances of $15.7 in 2011 and $8.2 in 2010	639.9	605.0
Inventories	1,027.0	955.5
Deferred income taxes	174.4	165.2
Prepaid expenses	45.9	43.6
Other receivables	86.0	103.9
Total Current Assets	2,570.7	2,477.5
Property and equipment, net	1,355.0	1,279.2
Intangible assets, net	355.8	480.3
Goodwill	1,082.9	1,500.8
Deferred income taxes	232.2	178.8
Investments	48.7	64.7
Other assets	133.8	65.0
Total Assets	$5,779.1	$6,046.3
Liabilities and Shareholders’ Equity

Current Liabilities:
Short-term borrowings	$36.6	$33.5
Trade accounts payable	241.3	320.7
Salaries, wages and commissions	113.0	136.0
Other accrued liabilities	456.9	441.4
Total Current Liabilities	847.8	931.6
Long-term debt	1,711.9	1,714.4
Deferred income taxes	5.7	4.4
Post-retirement obligations and other long-term liabilities	275.7	212.4
Commitments and Contingencies
Total Shareholders’ Equity	2,938.0	3,183.5
Total Liabilities and Shareholders’ Equity	$5,779.1	$6,046.3

Hospira, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(dollars in millions)

	Years Ended December 31,
	2011	2010

Cash Flow From Operating Activities:
Net (loss) income	$(9.4)	$357.2
Adjustments to reconcile net (loss) income to net cash from operating activities-
Depreciation	164.6	164.3
Amortization of intangible assets	91.5	81.6
Loss on early debt extinguishment	—	36.8
Stock-based compensation expense	41.2	47.5
Undistributed equity income from affiliates	(45.6)	(12.2)
Distributions received from equity method affiliates	40.0	—
Deferred income tax and other tax adjustments	(47.1)	(14.0)
Impairment and other asset charges	441.1	25.1
Gains on disposition of assets	(1.7)	(11.4)
Changes in assets and liabilities
Trade receivables	(43.6)	(94.5)
Inventories	(61.3)	(201.8)
Prepaid expenses and other assets	(80.5)	(18.5)
Trade accounts payable	(80.4)	84.6
Other liabilities	16.4	(76.0)
Other, net	9.2	(53.8)
Net Cash Provided by Operating Activities	434.4	314.9

Cash Flow From Investing Activities:
Capital expenditures (including instruments placed with or leased to customers)	(290.5)	(208.5)
Acquisitions, net of cash acquired, and payments for contingent consideration	—	(540.8)
Purchases of intangibles and other investments	(6.9)	(18.7)
Proceeds from disposition of businesses and assets	15.1	62.6
Net Cash Used in Investing Activities	(282.3)	(705.4)

Cash Flow From Financing Activities:
Issuance of long-term debt, net of fees paid	—	492.5
Repayment of long-term debt	—	(500.3)
Payment on early debt extinguishment	—	(36.8)
Other borrowings, net	(2.2)	5.1
Common stock repurchased	(200.0)	(100.0)
Excess tax benefit from stock-based compensation arrangements	7.5	21.3
Proceeds from stock options exercised	47.7	153.3
Net Cash (Used in) Provided by Financing Activities	(147.0)	35.1

Effect of exchange rate changes on cash and cash equivalents	(11.9)	13.7

Net change in cash and cash equivalents	(6.8)	(341.7)
Cash and cash equivalents at beginning of year	604.3	946.0
Cash and cash equivalents at end of year	$597.5	$604.3

Supplemental Cash Flow Information:
Cash paid during the year-
Interest	$102.2	$101.8
Income taxes, net of refunds	$42.7	$78.8

Hospira, Inc.

Net Sales by Product Line

(Unaudited)

(dollars in millions)

	Three Months Ended December 31,				Years Ended December 31,
	2011	2010	% Change at Actual Currency Rates	% Change at Constant Currency Rates (1)	2011	2010	% Change at Actual Currency Rates	% Change at Constant Currency Rates (1)
Americas—
Specialty Injectable Pharmaceuticals	$475.7	$458.7	3.7%	4.3%	$2,000.9	$1,829.0	9.4%	9.1%
Medication Management	213.0	206.2	3.3%	3.6%	809.4	827.5	(2.2)%	(2.8)%
Other Pharma	97.9	114.0	(14.1)%	(14.0)%	396.2	481.4	(17.7)%	(17.8)%
Total Americas	786.6	778.9	1.0%	1.4%	3,206.5	3,137.9	2.2%	1.8%

Europe, Middle East & Africa—
Specialty Injectable Pharmaceuticals	72.8	77.7	(6.3)%	(5.7)%	292.6	283.2	3.3%	(1.9)%
Medication Management	31.4	32.9	(4.6)%	(3.6)%	128.7	126.6	1.7%	(3.1)%
Other Pharma	29.3	18.4	59.2%	60.3%	96.1	78.7	22.1%	18.4%
Total Europe, Middle East & Africa	133.5	129.0	3.5%	4.3%	517.4	488.5	5.9%	1.1%

Asia Pacific—
Specialty Injectable Pharmaceuticals	73.4	68.6	7.0%	4.1%	269.0	237.3	13.4%	3.2%
Medication Management	15.6	13.0	20.0%	17.7%	49.2	45.0	9.3%	1.3%
Other Pharma	4.9	2.6	88.5%	96.2%	15.0	8.5	76.5%	74.1%
Total Asia Pacific	93.9	84.2	11.5%	9.0%	333.2	290.8	14.6%	5.0%

Net Sales	$1,014.0	$992.1	2.2%	2.4%	$4,057.1	$3,917.2	3.6%	2.0%

Global—
Specialty Injectable Pharmaceuticals	$621.9	$605.0	2.8%	3.0%	$2,562.5	$2,349.5	9.1%	7.2%
Medication Management	260.0	252.1	3.1%	3.4%	987.3	999.1	(1.2)%	(2.7)%
Other Pharma	132.1	135.0	(2.1)%	(1.8)%	507.3	568.6	(10.8)%	(11.4)%

Net Sales	$1,014.0	$992.1	2.2%	2.4%	$4,057.1	$3,917.2	3.6%	2.0%

(1)      The Non-GAAP financial measures contained in this press release include comparisons at constant currency rates (reflecting comparative local currency balances at prior period foreign exchange rates), which we define as current period net sales excluding the impact of the change in foreign exchange rates less prior period reported net sales divided by prior period reported net sales. This financial measure provides information on the change in net sales assuming that foreign currency exchange rates have not changed between the prior and the current period. Management believes the use of this financial measure aids in the understanding of our change in net sales without the impact of foreign currency. All Non-GAAP financial measures are intended to supplement the applicable GAAP measures and should not be considered in isolation from, or a replacement for, financial measures prepared in accordance with GAAP.